Exhibit 99.1

JANUARY 7, 2021

ORAGENICS ENTERS INTO MATERIAL TRANSFER AGREEMENT WITH ADJUVANCE TECHNOLOGIES FOR COVID-19 VACCINE ADJUVANT

TAMPA (January 7, 2021) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) announced entering into a material transfer agreement with Adjuvance Technologies Inc. for use of the adjuvant TQL1055 in the Company’s Terra CoV-2 vaccine against COVID-19. Adjuvants are added to vaccines to enhance their immunogenicity. TQL1055 is a novel, rationally designed semi-synthetic analogue of the saponin adjuvant QS-21 with improved attributes including stability and manufacturing efficiency.

The initial agreement calls for TQL1055 to be used in pre-clinical animal studies supporting the U.S. Food and Drug Administration (“FDA”) Investigational New Drug (“IND”) application expected to be conducted during the first quarter of 2021, with the opportunity to enter into a licensing agreement to include human clinical studies expected to begin later in 2021.

“The execution of this material transfer agreement is an important step in the ongoing development of our Terra CoV-2 vaccine,” said Alan Joslyn, Ph.D., President and Chief Executive Officer of Oragenics. “Following our Type B Pre-IND meeting with the FDA, we were asked to conduct additional preclinical animal testing for inclusion in our IND filing. Access to TQL1055 will permit us to generate the data necessary to continue development of the vaccine along our currently expected timelines.”

The Terra CoV-2 vaccine plus the TQL1055 adjuvant will be studied in hamster viral challenge studies, mouse immunogenicity studies, and the rodent toxicology study required for the IND filing.

Dr. Joslyn added, “Because our vaccine uses an adjuvant, we anticipate a more intense immune response from our prefusion stabilized spike protein with a lower antigen dose. We also believe that our vaccine may have application to other coronaviruses that emerge or strengthen in the future. We recognize that COVID-19 vaccines are now becoming available in the U.S. and worldwide with more vaccines expected to be available in the future, given the scope of the pandemic and the mutation of the virus, we believe there will be demand for the Terra CoV-2 vaccine once development is completed. Of note, the Terra CoV-2 vaccine permits storage and distribution at normal refrigerated temperatures which should aid in its distribution.”

Dr. Tyler Martin, Chief Executive Officer of Adjuvance Technologies noted “We are delighted to be partnering with Oragenics and believe that our adjuvant, TQL1055, will provide the increased immune response necessary for a successful and widely available coronavirus vaccine.”

About Terra CoV-2

In March 2020, Oragenics acquired a non-exclusive license from the National Institutes of Health (NIH) for its stabilized prefusion Terra CoV-2 spike protein. Oragenics announced that its spike protein had been successfully inserted into Chinese Hamster Ovary (CHO) cells and “mini-pool” production and analytical development are underway. CHO cells are used to produce a number of FDA-approved recombinant proteins.

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About Oragenics, Inc.

Oragenics, Inc. is focused on the creation of the Terra CoV-2 vaccine candidate to combat the novel coronavirus pandemic and the further development of effective treatments for novel antibiotics against infectious diseases. The Company is dedicated to the development and commercialization of a vaccine candidate providing specific immunity from novel coronavirus. The Terra CoV-2 immunization leverages coronavirus spike protein research conducted by the National Institutes of Health. In addition, Oragenics has an exclusive worldwide channel collaboration with ILH Holdings, Inc. (n/k/a Eleszto Genetika, Inc.) relating to the development of novel lantibiotics.

For more information about Oragenics, please visit www.oragenics.com.

About Adjuvance Technologies

Adjuvance Technologies Inc. is a privately held biopharmaceutical company focused on improving health and saving lives through breakthroughs in vaccine adjuvant design. Its lead adjuvant, TQL1055, is designed to provide strong improvement in immune response with fewer adverse events and is in preclinical development for multiple indications in infectious diseases, oncology, neurobiology, substance abuse and allergies. More information is available at www.adjuvancetechnologies.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of Terra CoV-2 under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of Noachis Terra’s Terra CoV-2 vaccine, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to Terra CoV-2, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of Terra CoV-2 to other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines; the Company’s expectations as to storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

CONTACTS:

Oragenics, Inc.

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

LHA Investor Relations

Kim Golodetz

212-838-3777

kgolodetz@lhai.com

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